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                                                                     EXHIBIT 4.5

[LOGO OF HOARE GOVETT]                              Hoare Govett Limited
                                                    250 Bishopsgate
                                                    London EC2M 4AA
                                                    Telephone +44(0)20 7678 8000
                                                    Facsimile +44(0)20 7678 1587

23 May 2001

The Directors
Bright Station plc
Communications Building
48 Leicester Square
London
WC2H 7DB

Dear Sirs

Proposed Placing and Open Offer ("Placing") by Bright Station plc ("the
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Company")
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We are writing to confirm the basis on which Hoare Govett Limited ("Hoare
Govett") will act as broker to the Company in connection with the Placing ("the Engagement").

1    The Nature of the Engagement
     ----------------------------

We will provide the following advice and services as broker to the Company:

a)   Provide advice as to the likely stock market reaction to the Placing;

b)   Provide advice as to the market acceptability of the price of the Placing;

c) Monitor institutional activity in the shares of the Company and provide regular reports thereof to the Company and its sponsors;

d) Shape and communicate the merits of the Company's arguments to its institutional shareholders and to the market at large;

e) Assess and monitor the attitudes of the institutional shareholders of the Company prior to the Placing, in particular organising and collating the pre-marketing exercise;

f) Participate as appropriate and as requested by the Company in meetings to be arranged with the Company's institutional shareholders and potential investors to solicit support for the Placing;

g) Assist in the drafting of any circulars to be sent to shareholders in respect of the Placing as well as assisting in the drafting of press releases relating to the Placing and the related analyst and shareholder presentations;

h) Consider with the Company and its other advisers the impact of press comment;

i) Liaise (as appropriate) with the UK Listing Authority ("UKLA") and the London Stock Exchange ("LSE") in respect of the Placing, including the negotiation of any technical matters pertaining to the Engagement; and

j) Carry out other duties as appropriate and as agreed with the Company in respect of the Engagement.

We shall not be obliged to provide any other advice or services whatsoever unless we expressly agree to do so. All advice rendered by us shall be used and relied on only by the Company and only for the purpose of the Engagement and for no other purpose without our written consent.

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[LOGO OF HOARE GOVETT]

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For the avoidance of doubt we will not act as financial adviser to the Company in connection with the Engagement, nor as sponsor to any listing of the Company's shares for the purposes of the Listing Rules of the UKLA, which responsibilities will be undertaken by PricewaterhouseCoopers Corporate Finance Limited ("PwC"). We will however, if requested, discharge on behalf of PwC the responsibilities of PwC set out in paragraph 2.16 of the Listing Rules which relate to communications with the UKLA, the lodging of documents with the UKLA and the seeking of the UKLA's approval of any circular or other documents requiring such approval. We have no responsibility in connection with verification of any circular or any other documents issued in connection with the Engagement, or any other due diligence in connection with the Engagement, all of which are the responsibility of the Company and of PwC, nor unless specifically agreed by us will we authorise the contents of any circular.

We will not be responsible for advising you on compliance with the City Code on Take-overs and Mergers or for liaising with the Panel on Take-overs and Mergers ("the Panel").

2    Fees, Commissions and Expenses
     ------------------------------

In consideration of Hoare Govett accepting the Engagement you will pay to us forthwith after the issue of our invoice the following fees, together with any Value Added Tax thereon:

(i) Subject to completion of the Placing, 7% of gross funds raised made up of a mixture of cash and equity with the equity portion being 1 ordinary share less than 3% of the issued share capital of the enlarged group and the balance, if any, in cash.

(ii) In the event that Placing Commitments are secured from institutional investors and announced, but the Placing does not complete, you will pay to us forthwith a fee of (pound)300,000 in cash.

(iii) In the event that the status of the Placing changes, we retain the right to further negotiate our fees.

You also agree to pay all costs, charges and expenses incidental to, or incurred in connection with, the Engagement, whether or not the transaction is completed, including all out of pocket expenses incurred by us, stamp duty and stamp duty reserve tax (and any penalties or interest in relation thereto), fees and expenses payable to any Stock Exchange or other regulatory body, fees and expenses of all legal, accountancy and other professional advisers, printing, posting and advertising expenses and the fees and expenses of the Receiving Bankers and Registrars. You shall immediately reimburse us on our request for any such costs, charges and expenses which we incur and you hereby authorise us to deduct from any amounts received or held by us on your behalf the amount of any fees, commissions, costs, charges and expenses.

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[LOGO OF HOARE GOVETT]

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3    Provision of information
     ------------------------

You agree that you will provide all information concerning the business and affairs of the Company, its holding company (if any) and any subsidiary or associated company of the Company or any such holding company from time to time ("the Group") ("Group Information") which is relevant to us for the provision of the services hereunder and to provide all such other Group Information as we may reasonably request. You undertake that all Group Information so provided shall be true and accurate in all material respects, will not be misleading, and will not contain any material omissions, and every statement of opinion or intention therein will be honestly held and fairly based. If any incorrect information is provided or if anything occurs to render any statement of opinion or intention untrue, unfair or misleading you will notify us of this immediately and take all reasonable steps as we may require in connection therewith. You hereby agree that we will not be responsible for the verification of any such information and shall accept no responsibility for its accuracy.

You will ensure that any advertisement or any other document which we agree to approve on your behalf for the purposes of the Financial Services Act 1986 or any other law or regulation of the United Kingdom is true and not misleading and contains all information required by and otherwise complies with all applicable laws and regulations. You accept that we are entitled to withhold our approval to, or refuse to issue, any such advertisement or document in our absolute discretion.

4    Confidentiality
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Subject as set out below each of us hereby undertakes to keep confidential the terms of this letter and any information concerning the business, affairs, directors or employees of the other one of us which comes into our or your possession respectively during the Engagement. You hereby authorise each HG Associate (and in this letter "HG Associate" shall mean Hoare Govett Limited, its holding company and all subsidiaries and associated companies of such holding company from time to time and their respective officers and employees) to disclose any information to any government or regulatory agencies and authorities (including the Panel). All correspondence or documentation written by or contributed to by any HG Associate in relation to the Engagement and in our custody or control shall remain our sole property.

You accept that we may be prohibited or that it may be inappropriate for us to disclose information to you by reason of law or duties of confidentiality owed to other persons.

5    Approval of documents
     ---------------------

You agree to procure that each member of the Group (and their respective officers, employees and agents from time to time) will not issue or permit or procure the issuance of any public document, statement or communication in connection with or relating to the Engagement without our prior consent.
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[LOGO OF HOARE GOVETT]

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6    Powers of Hoare Govett
     ----------------------

Our appointment hereunder confers on us all powers, authorities and discretions on your behalf which are necessary for, reasonably incidental to, or customary in the provision of the services to be provided pursuant to the Engagement. You hereby agree to ratify and confirm everything which we lawfully and reasonably do in the exercise of such powers, authorities and discretion.

7    Indemnity
     ---------

In consideration of the services to be provided by us hereunder you hereby irrevocably agree with us for ourselves and as trustee for each other HG Associate and each director, officer, employee or agent of an HG Associate (together "Indemnified Persons") to indemnify and to hold each Indemnified Person harmless from and against all or any losses, charges, expenses, claims, actions, liabilities, demands or proceedings whatsoever brought or established against any Indemnified Person by any person, governmental agency or regulatory body whatsoever and against all losses, costs, charges, expenses or taxes which any Indemnified Person may suffer or incur (whether in disputing any claim or in establishing its right to be indemnified hereunder or in seeking advice as to any claim or otherwise) and which in any such case arises, directly or indirectly, out of or in connection with the Engagement and which does not arise from the negligence or willful default of any Indemnified Person concerned or breach by us of our express obligations hereunder or a contravention by any Indemnified Person of the Rules of the Securities and Futures Authority.

All sums payable to any Indemnified Person hereunder shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event you shall pay such additional amount as shall be required to ensure that the net amount received by the Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made. If the Inland Revenue or any other taxing authority brings into charge to tax any sum payable to any Indemnified Person by way of reimbursement under the terms hereof then the amount so payable shall be grossed up by such amount as will ensure that after deduction of the tax so chargeable there shall be left a sum equal to the amount that would otherwise be payable hereunder as a result of such reimbursement or indemnity.

No claim shall be made against any Indemnified Person to recover any loss or damage which you may suffer or incur by reason of the carrying out by us of our obligations hereunder provided that such loss or damage does not arise from the negligence or wilful default of any Indemnified Person concerned or breach by us of our express obligations hereunder or a contravention by any Indemnified Person of the Rules of the Securities and Futures Authority.

8    Conduct of the Engagement
     -------------------------

You agree that you will inform us in advance of any significant steps which you or any of your agents, advisers or sponsors propose to take during the course of the Engagement and will ensure that we are fully informed of all material developments in connection with the Company which arise during the course of the Engagement.
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[LOGO OF HOARE GOVETT]

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9    Advice
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You undertake to obtain and consider appropriate advice in respect of all laws and regulations which may be applicable to the Company in the UK or any other jurisdiction in connection with the Engagement and to communicate such advice to us if it is or may be relevant to the carrying out by us of our services to the Company. You hereby agree that insofar as it may be relevant or necessary we shall be entitled to rely upon advice rendered to the Company by any other professional adviser involved in the transaction contemplated by the Engagement without ourselves or our advisers having to verify the accuracy of such advice.

10   Termination
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Either of us may terminate the Engagement by giving written notice to the other which will be effective upon receipt of the notice. Termination will not affect any accrued legal rights or obligations which may have already accrued nor will it affect the provisions of paragraphs 2, 4 and 7 of this Letter which will remain in full force except where in relation to paragraphs 2 and 7 of this letter, the reason for termination relates to your negligence or wilful default or a breach by you of your express obligations hereunder or a contravention by you of the Rules of the Securities and Futures Authority.

11   US Regulations
     --------------

We agree, insofar as we aware, to make all offers and sales of New Ordinary Shares during the "distribution compliance period" (as such term is defined under Regulation S of the United States Securities Act of 1933 (as amended)) only in accordance with Regulation S or an exemption under the United States Securities Act of 1933 (as amended) or pursuant to an effective registration statement under said act. In addition, and to the extent that such method of distribution is utilised, each distributor selling New Ordinary Shares to a distributor, dealer or a person receiving a selling concession shall confirm to the purchaser that the purchase is subject to the same restrictions on offers and sales that apply to such distributor.

12   General
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You will be treated by us as a non-private customer (as defined by the Rules of the Securities and Futures Authority) in respect of the Engagement.

This Letter sets out the entire agreement between us in connection with the Engagement. This Letter does not affect any other agreement which we have entered into in respect of any other transaction or matter, nor any other agreement which we may enter into in connection with the Engagement.

In the event of any failure, interruption or delay in the performance of our obligations hereunder resulting from acts, events or circumstances not reasonably in our control, we shall not be liable or have any responsibility of any kind for any loss or damage incurred or suffered by any member of the Group or their respective officers, employees or agents as a result thereof.

This Letter shall be governed and construed in accordance with English law and the Company hereby submits to the non-exclusive jurisdiction of the English courts.
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[LOGO OF HOARE GOVETT]

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This Letter does not oblige us to sell, acquire, place, underwrite or sub-underwrite any investments, or to lend monies, unless and until it is expressly agreed otherwise in writing.

By entering into or performing our obligations under this Letter we are not representing that it is or will be possible or advisable for the Placing to proceed. The conclusions which we may reach in respect of the Engagement may change. Our obligation in this respect is to advise you as we see fit, in what we perceive to be your best interests, in the light of our awareness of the circumstances prevailing at the time at which such advice is given.

Please sign and return the attached copy of this Letter to indicate your agreement to its terms.

                                                Yours faithfully,
                                           for Hoare Govett Limited

                                            /s/ Andrew C. Chapman
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                                                Andrew C. Chapman
                                           Director of Corporate Finance


We hereby agree to the terms of the above:

Signed:    [ILLEGIBLE SIGNATURE]
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Name:      DAVID MATTIG
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Position:  Director/Secretary
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duly authorised for and on behalf of
Bright Station plc

Date:      23/5/01
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